Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. ANNOUNCES SELL-SIDE ANALYST LUNCHEON AND WEBCAST
ON WEDNESDAY, FEBRUARY 11, 2015

MAHWAH, NJ - FEBRUARY 4, 2015 -- Ascena Retail Group, Inc. (NASDAQ – ASNA) today announced that it will be hosting a sell-side analyst luncheon on Wednesday, February 11, 2015 at noon, eastern standard time. The webcast will begin at 12:15 pm, eastern standard time. Presenters will include David Jaffe, President & CEO, Ascena Retail Group, Inc.; John Sullivan, President-Shared Services Group & COO, Ascena Retail Group, Inc.; and Robb Giammatteo, SVP of FP&A and Investor Relations, Ascena Retail Group, Inc.

Event seating is invite only, but all presentation material will be webcast simultaneously and available live to investors and the media on Ascena Retail Group, Inc.’s website, www.ascenaretail.com. A replay of the webcast will also be available following the completion of the event on the Company’s website.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading national specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.cacique.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.shopjustice.com, and www.shopbrothers.com.

CONTACT:	Ascena Retail Group, Inc.

Investor Relations

(551) 777-6895

ICR, Inc.

James Palczynski

Partner

(203) 682-8229

jp@icrinc.com